                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            Spectrum Control, Inc.
                            ----------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[ ]  Fee paid previously with preliminary materials.

      1)  Amount Previously Paid:


      2)  Form, Schedule or Registration Statement No.:


      3)  Filing Party:


      4)  Date Filed:

                            SPECTRUM CONTROL, INC.
                               8031 Avonia Road
                         Fairview, Pennsylvania 16415


NOTICE OF ANNUAL SHAREHOLDER MEETING
April 2, 2001


SPECTRUM CONTROL, INC.


To the Shareholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Spectrum Control, Inc. will be held at the Bel-Aire Hotel, 2800 West Eighth Street, Erie, Pennsylvania 16505, on Monday, April 2, 2001, at 9:00 a.m., prevailing time, for the following purposes:

     1.   To elect three Directors to hold office for a term of three years.

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

     3. To transact such other business as may come before the meeting or any adjournment thereof.

Accompanying this Notice is a Form of Proxy and Proxy Statement.

Shareholders of the Company of record at the close of business on February 15, 2001 are entitled to notice and the right to vote at the Annual Meeting. Each holder of shares of Common Stock is entitled to one (1) vote per share.

ALL SHAREHOLDERS ARE URGED TO ATTEND THE MEETING OR TO VOTE BY PROXY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                              By Order of the Board of Directors



                                    JAMES F. TOOHEY, Secretary

You are urged, whether you own one or many shares, to mark, date, sign and promptly mail the enclosed Proxy in the enclosed envelope in order that your Company receives enough proxy vote returns to conduct its annual meeting.

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD April 2, 2001


Solicitation of Proxy

     This Proxy Statement and the accompanying form of proxy will be mailed to all Shareholders of Spectrum Control, Inc., 8031 Avonia Road, Fairview, Pennsylvania 16415 ("Spectrum", "the Corporation" or "the Company") by March 1, 2001, and is furnished in connection with the Directors' solicitation of proxies for the Annual Meeting of Shareholders to be held on April 2, 2001 at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Only holders of Common Stock of record at the close of business on February 15, 2001, will be entitled to vote. On that date there were 13,417,488 shares of Common Stock outstanding, the holders of which will vote together as a class.

     Each share of Common Stock entitles the holder thereof to one (1) vote. With respect to the election of Directors, Shareholders have the right to vote cumulatively. This means that each Shareholder may multiply the number of shares he or she owns by the number of Directors to be elected and distribute this number among any number or all of the candidates in any manner he or she desires. Cumulative voting enables Shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of Directors being voted upon; persons holding less than a majority of shares voting may thereby be able to elect one or more Directors.

Revocation of Proxy

     The giving of a proxy does not preclude the right to vote in person should the person giving the proxy desire, and the person giving the proxy has the power to revoke the proxy at any time before it has been exercised. This right of revocation is not limited nor is it subject to any formal procedure.

Proxy Solicitation Cost

     The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its Common Stock.

Annual Report

     The Annual Report of the Company for the year ended November 30, 2000, is being mailed to Shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy soliciting materials.

Corporate Governance

     The By-Laws of the Corporation provide that the business shall be managed by a Board of Directors, up to eleven (11) in number, who need not be residents of Pennsylvania or Shareholders of the Corporation, and who normally serve for terms of three (3) years each. The Company presently has eight (8) Directors.

     During the past fiscal year, the Board of Directors met eight (8) times. All Directors attended more than 80% of the Board of Directors and Committee Meetings they were scheduled to attend.

     Because of the multitude of matters requiring Board consideration, the Board of Directors has established a number of committees to devote attention to specific subjects, as further described below.

     Committees of the Board

          Acquisition, Divestiture, and Major New Business Development
     Committee: This Committee reviews and recommends to the Board matters involving acquisition of companies and product lines, and divestiture of plant and/or product lines. The current members of this Committee are Gerald A. Ryan, Chairman; Edwin R. Bindseil; John P. Freeman; Melvin Kutchin; and Richard A. Southworth. It met two (2) times in 2000.

          Audit Committee: The Audit Committee recommends to the Board the engagement of independent public accountants to audit the financial statements of the Company. It also negotiates and recommends the fee to be paid by the Company to the Auditors for audit and non-audit services. Its responsibility further includes reviewing the proposed scope and results of the audit, as well as the scope, adequacy and results of the Company's internal audit and control procedures. The current members of the Audit Committee are: John M. Petersen, Chairman; J. Thomas Gruenwald; and Gerald
     A. Ryan. It met four (4) times in 2000.

          Compensation Committee: The Compensation Committee reviews and makes recommendations to the Board on salary, incentive compensation practices and benefit programs for the compensation of the President and other key employees; recommends to the Board the amount and method of compensation of Board members; and reviews annually the operation and performance of incentive compensation plans that apply to the President and other key employees of the Company. The current members of this Committee are James
     F. Toohey, Chairman; Edwin R. Bindseil; John M. Petersen; and Gerald A. Ryan. It met four (4) times in 2000.

          Finance Committee: The Finance Committee of the Board of Directors has the responsibility of analysis of the financial condition and trends of the Company. The Committee reports the information to the full Board for possible resolution or action. Included as specific responsibilities of this Committee are: ratifying and approving all financial projections, forecasts and expectations that are intended for submission to banks, financial institutions or the public. The current members of this Committee are John P. Freeman, Chairman; Edwin R. Bindseil; John M. Petersen; Gerald
     A. Ryan; and Richard A. Southworth. It met eleven (11) times in 2000.

          Nominating Committee: This Committee has the responsibility for recommending to the Board of Directors nominees to fill Board vacancies. The Nominating Committee also has the responsibility for providing the evaluation of director performance, bringing to the Board recommendations for the membership of the Committees of the Board, and recommending to the Board a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise. The Committee will consider Board nominees recommended by management or shareholders, and such recommendations, together with appropriate biographical information, may be delivered in writing to the attention of the Nominating Committee Chairman at the Company's principal executive offices. The current members of this Committee are James F. Toohey, Chairman; Melvin Kutchin; and Gerald A. Ryan. It met two (2) times in 2000.

Election of Directors

     The Company presently has eight (8) Directors. It is intended that the proxies given to Directors will be used to elect the nominees named below, all of whom are now members of the Board of Directors and whose present terms expire at the time of this meeting.


                                       First                            Term
                                       Elected                          to
Name                        Age        Director         Term            End

--------------------------------------------------------------------------------

John M. Petersen            72         1970             3 yrs.          2004
Richard A. Southworth       58         1998             3 yrs.          2004
James F. Toohey             66         1968             3 yrs.          2004

--------------------------------------------------------------------------------

The terms of the following five (5) Directors extend beyond the time of this meeting:

                                       First                            Term
                                       Elected                          to
Name                        Age        Director         Term            End

--------------------------------------------------------------------------------

Edwin R. Bindseil           70         1991             3 yrs.          2002
John P. Freeman             46         1991             3 yrs.          2002
J. Thomas Gruenwald         53         2000             3 yrs.          2003
Melvin Kutchin              75         1995             3 yrs.          2003
Gerald A. Ryan              65         1968             3 yrs.          2003

--------------------------------------------------------------------------------

Directors of the Company

     Edwin R. Bindseil obtained his undergraduate degree in Chemical Engineering from the University of Detroit and an MBA from Harvard University. Mr. Bindseil retired from AMSCO after 31 years of service, 22 years of which he served in senior executive management positions, including general management, marketing, operations, research and development, acquisitions and corporate strategic planning. Currently, Mr. Bindseil is an independent businessman, consultant and entrepreneur. He also serves as a Director of a number of privately held companies.

     John P. Freeman is a graduate of Gannon University in Accounting and is a Certified Public Accountant and Certified Management Accountant. He joined the Company in 1988 as Controller. Prior to that time, he was a principal in a public accounting firm. In 1990, he was named Vice President and Chief Financial Officer. In December of 2000, he was named Senior Vice President.

     J. Thomas Gruenwald obtained his undergraduate degree in Physics from the University of Cincinnati, and his Masters degree and Ph.D. in Theoretical Physics from Purdue University. He has been employed by Tellabs, Inc. since 1991, serving in various executive positions including Vice President of Strategic Resources and Director of Engineering - Network Access Division. Currently, Mr. Gruenwald serves as Vice President and General Manager of the Broadband Media Group and Network Solutions Group. Prior to joining Tellabs, Mr. Gruenwald served as President of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T. He was appointed a Director of the Company in June of 1999.

     Melvin Kutchin is a graduate of the University of Pennsylvania and was appointed a Director of the Company in October of 1994. He served as President of Kitchen and Kutchin, Inc., manufacturer's representative of electronic components, from 1961 through January 1994 when he became Chairman of the Board. From 1980 through 1990, he was President of JBM Electronics, manufacturer of delay lines and other magnetic devices.

     John M. Petersen is a graduate of the University of Pittsburgh. He is the retired President and Chief Executive Officer of Erie Family Life Insurance Company, Erie Indemnity Company, Erie Insurance Company and Flagship City Insurance Company, comprising the Erie Insurance Group, and serves as a Director of each of these Companies. Since 1995, he has been an investment consultant. Mr. Petersen is a founder and has served as a Director of Spectrum since 1970.

     Gerald A. Ryan is a graduate of the Massachusetts Institute of Technology and has been a Director of the Company since its inception and Chairman since 1991. Mr. Ryan is a principal with Erie Business Management Corporation, Erie, Pennsylvania, which invests in and manages various businesses. Mr. Ryan serves as Chairman of the Board of Automated Industrial Systems, Inc. and Director/Chairman Emeritus of Rent-Way, Inc. a company listed on the New York Stock Exchange in the rental-purchase business.

     Richard A. Southworth is a graduate of Gannon University in Mechanical Engineering and Mathematics. He joined the Company in 1991 as Vice President and General Manager. Prior to joining the Company, Mr. Southworth held executive positions with National Water Specialties, Philips Components, Murata Electronics North America, and Erie Technological Products. In 1997, Mr. Southworth was named President and Chief Executive Officer.

     James F. Toohey is a graduate of Gannon University and Dickinson School of Law and is a practicing member of the Erie County Bar Association. He is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc., general counsel to the Company, and has been a Director and Secretary of the Company since its organization.

Compensation of Directors

     Directors who are not full-time employees are compensated for services as Directors as authorized and approved by the full Board of Directors. In 2000, the Directors received annual compensation, paid monthly, as follows:

     Board of Directors Annual Retainer. . . . . . . . . .  $8,000
     Attendance at each Board Meeting. . . . . . . . . . .     500
     Attendance at each Committee Meeting. . . . . . . . .     250
     Chairman at each Committee Meeting. . . . . . . . . .      50
     Secretary . . . . . . . . . . . . . . . . . . . . . .   2,100

Securities Ownership

     The following table sets forth, as of February 15, 2001, the securities beneficially owned by: (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) each Director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all Officers and Directors of the Company as a group. Except as otherwise indicated, all Shareholders listed below have record and beneficial ownership of, and sole voting and dispositive power over, the securities listed.


                                          Shares of          Common             Total                 Approximate
                                           Common            Stock            Beneficial             Percentage of
                                            Stock            Options        Ownership of Common      Common Stock
Beneficial Owner                            Owned           Owned (1)      Stock Outstanding (1)    Outstanding (1)
----------------                      ------------------  -------------   ------------------------  ---------------
Kern Capital
Management, LLC (2)                          1,431,900               -              1,431,900                10.53%
Edwin R. Bindseil                               97,600          22,500                120,100                 0.88%
John P. Freeman(3)                              47,428          20,834                 68,262                 0.50%
J. Thomas Gruenwald                                  -               -                      -                    -
Lawrence G.
Howanitz (3)(4)                                  2,448          16,334                 18,782                 0.14%
Melvin Kutchin(5)                               15,000          22,500                 37,500                 0.28%
John M. Petersen(6)                            346,935          22,500                369,435                 2.72%
Gerald A. Ryan(7)                              129,309          15,000                144,309                 1.06%
Robert L. Smith(3)                              14,762          15,334                 30,096                 0.22%
Richard A. Southworth(3)                        62,948          10,000                 72,948                 0.54%
James F. Toohey(8)                             290,894          22,500                313,394                 2.30%
Brian F. Ward (3)                                2,186           4,000                  6,186                 0.05%
All Officers and Directors as a
Group                                        1,011,261         171,502              1,182,763                 8.70%
(12 persons)

(1) Includes only Common Stock Options exercisable within sixty days of the date of this Proxy Statement, which securities are deemed for purposes of the Securities Act of 1933 to be owned beneficially (but not of record) by their respective holders. The shares underlying these securities are deemed to be outstanding for purposes of determining the percent of class with respect to each Holder and all Directors and Officers as a group.

(2) Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Kern Capital Management, LLC, 114 West 47th Street, Suite 1926, New York, NY 10036.

(3) Includes the following shares held in the Company's 401(k) Profit Sharing Plan for the benefit of the named individual: 6,738 shares for Mr. Freeman; 2,048 shares for Mr. Howanitz; 7,596 shares for Mr. Smith; 5,588 shares for Mr. Southworth; and 2,186 shares for Mr. Ward.

(4) Includes 400 shares of Common Stock held by Mr. Howanitz's spouse and child.

(5)  Includes 10,000 shares of Common Stock held by Mr. Kutchin's spouse.

(6) Includes 20,000 shares of Common Stock held by Mr. Petersen's spouse and 5,000 shares held in Individual Retirement Accounts for the benefit of Mr. Petersen and his spouse.

(7) Includes 70,000 shares of Common Stock held in Individual Retirement Accounts for the benefit of Mr. Ryan and spouse and 5,000 shares owned by the Ryan Children's Trust of 1993, of which Mr. Ryan is sole trustee.

(8) Mr. Toohey is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc. which holds 339,310 shares of Common Stock in its Profit Sharing Plan. Of this amount, 197,385 shares are included in the table above for Mr. Toohey. Mr. Toohey disclaims beneficial ownership as to all other shares held by such firm and does not have voting or dispositive power with respect thereto.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc. performed legal services for the Company during the 2000 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. James F. Toohey, a Director of the Company, is a partner in this law firm.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table shows the compensation paid to the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company who served as executive officers at the end of the 2000 fiscal year, for services rendered to the Company and its subsidiaries during fiscal year 2000. The table also includes amounts relating to the fiscal years 1999 and 1998. Inapplicable column headings have been omitted.

                           SUMMARY COMPENSATION TABLE

                                                                                                   Long Term
                                                                                                  Compensation
                                                                 Annual Compensation                 Awards
                                                ------------------------------------------   -----------------------
                                                                                Other                                  All
Name and Principal                                                             Annual           Securities            Other
------------------                                                           Compensation       Underlying         Compensation
Position                             Year       Salary($)(1)  Bonus($)(2)       ($)(3)          Options(#)            ($)(4)
--------                          ------------  -----------   -----------      ------           ---------            -----
Richard A. Southworth                2000          248,846       250,000               -           30,000              6,173
President, Chief Executive           1999          229,308       228,850               -           30,000              5,733
Officer                              1998          209,231        80,560               -           25,000              5,231

John P. Freeman                      2000          136,596        82,200          30,000           21,000              3,398
Senior Vice President,               1999          124,269        66,864          20,859           21,000              2,982
Chief Financial Officer              1998          106,461        24,192          12,125           12,000              2,661

Brian F. Ward                        2000          136,596        82,200               -           21,000              3,398
Senior Vice President,               1999          123,923        66,864               -           15,000              2,973
Power Technologies Group             1998          103,923        19,716               -           12,000              2,598

Lawrence G. Howanitz                 2000          136,596        82,200               -           21,000              2,718
Senior Vice President,               1999          117,558        62,370               -           21,000              2,351
Signal Products   (5)                1998                -             -               -                -                  -
Group

Robert L. Smith                      2000          108,538        65,400               -           12,000              2,694
Vice President, Quality and          1999          105,712        60,297               -           12,000              2,518
Technology                           1998           94,499        21,888               -           12,000              2,363



     (1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.

     (2) Amounts earned under the Company's At-Risk Compensation Plan and former Management Incentive Plan.

     (3) Amounts earned under the Company's former Directors' Performance Incentive Plan.

     (4) Matching contributions made by the Company to the Spectrum Control, Inc. 401(k) Profit Sharing Plan on behalf of the named executive officers.

     (5) Mr. Howanitz was named an executive officer of the Company in fiscal 1999. Accordingly, compensation amounts for fiscal year 1998 have been omitted.

2000 OPTION GRANTS

The following table shows information regarding grants of stock options in fiscal year 2000 to the named executive officers.

                                                        Individual Grants
                                 ------------------------------------------------------------------
                                    Number
                                      of                                                                        Potential
                                    Securi-                                                                  Realizable Value
                                     ties            % of Total                                             at Assumed Annual
                                    Under-             Options             Exercise                          Rates of Stock
                                     lying           Granted to              Price                         Price Appreciation
                                    Options          Employees                per                          for Option Term (4)
                                                                                                           ------------------
                                   Granted             in 2000               Share       Expiration
Name                               (#)(1)           Fiscal Year (2)         ($)(3)          Date          5%($)       10%($)
----                             ----------       -----------------        ---------     ----------      ------      -------
Richard A. Southworth              30,000                20.27                10.75       01/12/05       89,100      196,800

John P. Freeman                    21,000                14.19                10.75       01/12/05       62,370      137,760

Brian F. Ward                      21,000                14.19                10.75       01/12/05       62,370      137,760

Lawrence G. Howanitz               21,000                14.19                10.75       01/12/05       62,370      137,760

Robert L. Smith                    12,000                 8.11                10.75       01/12/05       35,640       78,720

(1) All options were granted under the Company's Stock Option Plan of 1995. Options are exercisable in three equal annual installments commencing two years from the date of grant. All unexercised options expire five years from the date of grant.

(2) The Company granted options representing 148,000 shares to employees during fiscal year 2000.

(3) The exercise price per share of each option is equal to the fair market value of Common Stock on the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, as prescribed by the Securities and Exchange Commission, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment with the Company through the option term, and the date on which the options are exercised and the underlying shares are sold. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     Option Exercises and 2000 Fiscal Year End Values Table. The following table sets forth information with respect to the named executive officers concerning the exercise of options during the fiscal year ended November 30, 2000 and unexercised options held as of November 30, 2000.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                                Number of Securities
                                                               Underlying Unexercised                   Value of Unexercised
                                                               Options at Fiscal Year                  In-the-Money Options at
                                                                       End (#)                          Fiscal Year End ($)(2)
                                                               ---------------                          ----------------------
                     Shares
                   Acquired on         Value
Name               Exercise(#)      Realized ($)(1)       Exercisable        Unexercisable           Exercisable    Unexercisable
----               -----------      ---------------       -----------        -------------           -----------    -------------
Richard A.
Southworth            25,000            250,105              10,000              83,334                 64,584          429,484

John P.
Freeman                5,833             82,755               7,334              55,834                 54,048          286,653

Brian F.
Ward                   1,667             17,295               4,000              44,000                 24,250          188,751

Lawrence G.
Howanitz               1,333             12,830               4,000              51,334                 24,250          246,715

Robert L.
Smith                      -                  -               6,667              33,667                 47,983          169,795

     (1) Market value of underlying securities on date of exercise, minus the exercise price.

     (2) Total value of options (market value of underlying securities minus exercise price of option) based on a per share fair market value of Company Common Stock of $11.9375 at November 30, 2000.

     Compensation Committee Interlocks and Insider Participation

       As discussed above, the members of the Compensation Committee during 2000 were Messrs. Bindseil, Petersen, Ryan and Toohey. All four members are non-management or outside directors. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity of which any member of the Spectrum Board is in any way affiliated.

     Compensation Committee Report

       The Company's Compensation Committee is charged with the responsibility of recommending an executive compensation program, plans and policies to the Board of Directors.

       The Compensation Committee is committed to compensating the key executives in such a manner as to encourage them to develop business strategies to capitalize on Spectrum's position in the electronic control products and systems business and to grow in new technology markets. The Committee is dedicated to attracting and retaining the best executive talent available to achieve its aggressive strategy.

       Accordingly, the Committee periodically retains the services of compensation consultants to prepare and update executive compensation studies. As a result, the Committee has adopted a compensation package comprised of base salary, performance-based cash awards and long-term incentive stock options.

     Base Salary

     The Committee's goal is to establish base salaries which are fair, reasonable and competitive with similar industrial companies. With this in mind, the Committee periodically reviews and analyzes compensation consultant data and establishes base salaries within plus or minus 20% of the estimated average base compensation levels of similar companies as indicated in the consultant's report.

     Performance-Based Cash Awards

     The Company's executive officers are eligible for annual cash awards which through 1998 were calculated under the Company's Management Incentive Plan (the "MIP"), and since 1999 under a plan known as the At-Risk Compensation Plan, (the "ARC"). The purpose of these plans is to provide strong incentive for key employees to properly motivate individuals under their direction thereby obtaining for the shareholders the best financial results possible under the prevailing circumstances. The MIP generally provided for cash awards commencing upon attainment of 90% of the annual operating plan. The ARC utilizes Profit Before Taxes (the "PBT") as a basis for payment. Each year, the Board of Directors establishes a minimum PBT increase over the prior year that must be achieved before the program is activated. For 2000, the activation threshold was a 7.5% increase. There is a graduated scale of payments for management if the increase in PBT exceeds the activation threshold. Based upon these factors, aggregate awards of $850,946 were earned for the fiscal year 2000. In accordance with the terms of the ARC, these performance-based cash awards were paid in fiscal year 2001.

     Long-Term Incentive Stock Options

     In recognition that an overall compensation package should include rewards for efforts which impact on the value of the company stock, the Committee has recommended and the Board has adopted a policy to award competitive amounts of annual stock options to the key executives of Spectrum. Such options are priced at 100% of the Common Stock's fair market value as of the date of grant. The grant of these options shall be consistent with the adoption of the Annual Operating Plan.

     The Company currently utilizes the Stock Option Plan of 1995 to provide the annual grant of stock options.

2000 Chief Executive Officer Compensation

     Mr. Southworth's base salary in 2000 of $250,000 was determined in accordance with the criteria described in the "Base Salary" section of this report. The At-Risk Compensation Plan for 2000 provided for a possible award to Mr. Southworth not to exceed 100% of his annualized salary. The actual award is calculated and paid upon completion of the year end audit and is arithmetically determined based upon the increase in PBT over the prior year and the minimum activation threshold established by the Board of Directors. Based upon these factors, an award of $250,000 was earned for performance in fiscal year 2000. Under the terms of the ARC, this award was paid in 2001.

CHANGE IN CONTROL AGREEMENTS

     The Company does not have any employment agreements with its executive officers. However, these officers are subject to confidentiality agreements which require them to treat all information concerning the Company as confidential during and after their employment with the Company. In June 2000, the Company entered into Change in Control Agreements with Mr. Southworth and Mr. Freeman. Pursuant to these agreements, Mr. Southworth and Mr. Freeman will each receive, if terminated within twelve months of a change in control of the Company, a minimum compensation package equal to their base salary and "at-risk compensation" received under the At-Risk Compensation Plan for the fiscal year prior to the change in control.

     Submitted by the Compensation Committee:

             James F. Toohey, Chairman
             Edwin R. Bindseil
             John M. Petersen
             Gerald A. Ryan

EMPLOYEE 401(k) PROFIT SHARING PLAN

     The Company maintains a Qualified Employee 401(k) Profit Sharing Plan. Annual profit sharing contributions to the Plan, if any, are determined by the Board of Directors. The assets of the Plan are held in trust and invested in various mutual funds and collective trusts under the direction of the Plan participants. Substantially all U.S. employees are eligible for participation in the Plan. The annual allocation to each Employee's Profit Sharing Account is based upon the actual compensation paid to the Participant.

     A Participant becomes fully vested in his Profit Sharing Account balance on the earliest of the following dates: (i) upon the completion of seven years of service; (ii) upon attaining normal retirement age of 65; (iii) upon incurring total disability; or (iv) on the date of the Participant's death. A Participant may not receive a distribution from the Employee Profit Sharing Account prior to the earliest of the following dates: (i) termination of employment with the Company; (ii) retirement or (iii) death. The Plan provides that distribution of the Participant's entire interest in the Plan must begin no later than the taxable year in which the Participant attains age seventy and one-half (70- 1/2) or, if later, the year the Participant retires and terminates employment with the Employer.

     The Plan includes a tax deferred employee savings plan pursuant to Section 401(k) of the Internal Revenue Code. The Company matches an employee's contribution to the savings plan at a rate determined by the Board of Directors. The Company's matching contribution to the 401(k) plan is not subject to any vesting requirements.

Directors' Long-Term Incentive Plan

     Effective for fiscal years prior to 2001, the Board of Directors had adopted a Directors' Performance Incentive Plan (the "DPIP") which provided for an annual cash payment to each Director of an amount equal to the price appreciation of 5,224 common shares. Price appreciation was measured over a five-year period, ending on June 30 of the current year, and was subject in all cases of adjustments for stock splits, combinations and similar transactions. Aggregate amounts of $180,000 in 2000, $126,000 in 1999, and

$77,000 in 1998 were paid under the DPIP. In connection with the adoption of the 1996 Non-Employee Directors Stock Option Plan, the Board of Directors amended the DPIP to terminate effective July 1, 2000.

     The 1996 Non-Employee Directors Stock Option Plan (the "Plan") was approved by the Corporation's stockholders on April 1, 1996. The Plan is designed to promote the long-term success of the Corporation by creating a mutuality of interests between the non-employee directors and the stockholders. Under the terms of the Plan, stock options to purchase 7,500 shares of Common Stock are granted annually to all qualified non-employee Directors. The option exercise price is equal to the market price of the Company's Common Stock on the date of the option grant. The options become exercisable at varying dates and expire five years from the date of grant. In 2000, aggregate options to purchase 45,000 shares of Common Stock were granted to non-employee Directors, at an exercise price of $11.13 per share. In 1999, aggregate options to purchase 37,500 shares of Common Stock were granted at an exercise price of $4.38 per share. In 1998, aggregate options to purchase 37,500 shares of Common Stock were granted at an exercise price of $6.00 per share.

Stock Price Performance Graph

     The following graph shows the Company's total return to shareholders compared to the S&P 500 Index and the NASDAQ Electronic Components Stock Index over the five year period from 1996 though 2000. The graph assumes that $100 was invested on December 1, 1995, in the Company's Common Stock and in each of the other indices.

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
 AMONG SPECTRUM, S & P 500 INDEX AND NASDAQ ELECTRONIC COMPONENTS STOCK INDEX

                              Spectrum            S & P 500           NASDAQ Electronic Components Stock
Measurement period            --------            ----------          ----------------------------------
(Fiscal year Covered)                             Index               Index
---------------------                             -----               -----
Measurement PT -
12/1/95                       $100                $100                $100
-- - --                       ----                ----                ----
FYE 12/1/96                   $ 96                $128                $156
    -- - --                   ----                ----                ----
FYE 12/1/97                   $163                $164                $183
    -- - --                   ----                ----                ----
FYE 12/1/98                   $129                $204                $227
    -- - --                   ----                ----                ----
FYE 12/1/99                   $335                $247                $415
    -- - --                   ----                ----                ----
FYE 12/1/00                   $367                $237                $448
    -- - --                   ----                ----                ----

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and owners of more than 10% of the Common Stock to file reports of ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based on a review of such reports, the Company believes that during the fiscal year ending November 30, 2000, all such filing requirements were met except that a Form 3 was inadvertently filed late for J. Thomas Gruenwald on one occasion.


Appointment of the Company's Auditors for the Fiscal Year 2001

     Upon recommendation of the Audit Committee, the Board of Directors has resolved to appoint Ernst & Young LLP as the Company's auditors for the fiscal year ending November 30, 2001, subject only to ratification by the Shareholders. Fees for the last fiscal year's annual audit were $76,000, audit related fees including SEC registration statements were $44,000, and fees for all other non-audit services were $18,000.

     Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement, if they desire to do so, and such representatives will be available to respond to appropriate questions. All services of the auditors were reviewed by the Audit Committee and approved by the Board of Directors prior to commencement. No relationship exits other than the usual relationship between independent public accountant and client.

Report of the Audit Committee

     The Audit Committee, composed of three non-employee Directors, is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A. In accordance with this charter, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

     The Committee discussed with the independent auditors the overall scope and plan for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2000.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10K for the year ended November 30, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

     Submitted by the Audit Committee:

             John M. Petersen, Chairman
             J. Thomas Gruenwald
             Gerald A. Ryan

General Matters

     The Directors know of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters. Should any Nominee for the office of Director become unable to accept nomination or election, the persons named in the proxy will vote it for the election of such other person, if any, as the Board of Directors may recommend. The Board of Directors is not aware that any Nominee named herein will be unable or unwilling to accept nomination or election.

     You are advised that the deadline for submitting Shareholder proposals for consideration at the next annual meeting is December 7, 2001.

     The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies personally or by telephone. In addition to solicitation by mail and regular employees as aforesaid, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy soliciting material to their principals, and the Company may reimburse them for their expense in so doing.

     You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke the proxy at any time before it is voted, and if you attend the meeting, as we hope you will, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.



                                   __________________________________________
                                   JAMES F. TOOHEY, Secretary

Dated: March 1, 2001

                                   APPENDIX A

                            Audit Committee Charter

The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of the Company ("the Company") will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE). The members of the Committee will be elected annually at the organizational meeting of the full Board held in May and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

AUTHORITY

The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. The Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. All employees will be directed to cooperate with respect to the requests of the Committee. The Committee will have the authority to retain external professionals to render advice and counsel to the extent it deems necessary, provided it keeps the Board advised of the nature and extent of such outside advice.

The Committee will perform such other functions as are authorized by the Board of Directors.

MEETINGS

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

     1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NYSE Audit Committee Requirements.

     2. Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

     3. Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

     4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

     5. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

     6. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by

          Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     7. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

     8. At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

          . The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

          . Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

          . Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

          . Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

          If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

     9. After preparation by management and review by internal audit and independent accountants, approve the report required under SEC Rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

     10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

     11. Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as "material" or "serious". Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

     12. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

     13. Review the appointment and replacement of the senior internal audit executive.

     14. Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

     15. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

     16. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the NYSE, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

     17. Oversight of Executive Officers and Directors and Conflicts of Interest. Review conflicts of interest involving directors or executive officers. The Committee shall review compliance with Company policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountant. The Committee also shall review significant questionable or illegal payments.

     18. Risk Management. Review and evaluate risk management policies in light of Spectrum's business strategy, capital strength, and overall risk tolerance. The Committee also shall evaluate on a periodic basis Spectrum's investment and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.

                         SPECTRUM CONTROL, INC - PROXY
          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints James F. Toohey as the Proxy of the undersigned, with full power of substitution, to vote all of the undersigned's shares of Common Stock in Spectrum Control, Inc., at the Annual Meeting of Shareholders to be held on Monday, April 2, 2001, and at any adjournment thereof, for the transaction of such business as may come before the meeting and the following matters which are described in the Proxy Statement accompanying the Notice of said meeting.

                          (Continued on reverse side)

                           * FOLD AND DETACH HERE *

                                                        Please mark
                                                        your vote as [X]
                                                        indicated in
                                                        this example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS


                                                     WITHHOLD
                                 FOR the             AUTHORITY
                                Nominees          to vote for the
                                 listed           Nominees listed
                                   [ ]                  [ ]

   NOMINEES:

   John M. Petersen, Richard A. Southworth and James F. Toohey

   (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST)

2. Ratification of the appointment of Ernst & Young LLP as the Company's auditors for the fiscal year 2001.

                                FOR             AGAINST            ABSTAIN
                                [ ]               [ ]                [ ]

3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                      _________________________________________
                                      Signature

                                      _________________________________________
                                      Signature if jointly held

                                      _________________________________________

                                      Dated______________________________, 2001

                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                                       ENVELOPE.

                                            (Continued from other side)

                           * FOLD AND DETACH HERE *